UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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INDUSTRIAL PROPERTY TRUST INC.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On October 22, 2019, in connection with the definitive proxy statement (the “Proxy Statement”) to solicit proxies to approve, among other things, the previously announced sale of substantially all of the assets of Industrial Property Trust Inc. (the “Company”) to affiliates of Prologis, L.P., the Company released the following webinar presentation regarding the proposed asset sale.

Industrial Property Trust (IPT) Corporate Update

Agenda Black Creek Group History Industrial Property Trust Overview Asset Sale Update Additional Information

Black Creek Group Overview

The Black Creek Difference Exclusive focus on real estate with local market expertise. Real Estate Operators With Development Expertise At a Glance1 Offices More Than 300 Employees Across North America 9 Areas of expertise Vertically Integrated Development Acquisitions Value-add projects Asset management Leasing 5 BILLION Historical Development and Acquisition Volume $19.5 YEARS Operating History 25 1 As of June 30, 2019, $19.5 billion in historic development and acquisition volume represents the total cost of real estate projects and loans secured by real estate acquired and/or developed by Black Creek Group, its affiliates and its direct and indirect owners, including James Mulvihill, Evan Zucker, and the estate of John Blumberg, from inception through June 30, 2019.

A Track Record in Industrial Real Estate

$15.4B
OF INDUSTRIAL DISTRIBUTION FACILITIES[1]

1,229
PROPERTIES[1]

213.9
SQUARE FEET[1]

	DCT INDUSTRIAL TRUST INC. (NYSE: DCT)	INDUSTRIAL INCOME TRUST INC.	INDUSTRIAL PROPERTY TRUST INC.	BLACK CREEK INDUSTRIAL REIT IV
Starting NAV	$10.00	$10.00	$10.00	$10.00
	2003 | 2006	2010 | 2015	2013 | 2020	OPEN
	LIQUIDITY EVENT 2006	LIQUIDITY EVENT 2015	ASSET SALE ANTICIPATED – JANUARY 2020	OPEN TO NEW INVESTORS
	$2.23 gross distributions per share	$3.65 gross distributions per share	$3.31 gross distributions per share[4]	Acquires and operates high-quality distribution warehouses[3]
Last NAV[2]	$12.25	$11.11	$13.26	

[1] Includes properties owned, under development, and under control and/or committed projects as of June 30, 2019. This information includes some data pertaining to unrelated entities that the principals of Black Creek Group and their affiliates have sponsored prior to the creation of Black Creek Group. The performance of past programs is not indicative of future results. DCT Industrial Trust Inc. and Industrial Income Trust Inc. are no longer affiliated with affiliates of Black Creek Group. A liquidity event for BCI IV is not guaranteed.

[2] DCT Industrial Trust was listed on the New York Stock Exchange at $12.25 per share, Industrial Income Trust completed a merger and a liquidating trust for a total value of $11.11 per share from $10.56 from initial merger and $.5509 distribution from liquidating trust. $13.26 equals $12.54 which is the estimated amount of the per share special distribution, without interest and less applicable withholdings and taxes, based on an assumed closing date of January 8, 2020 of the Industrial Property Trust Asset Sale, plus $0.72 which is based on the most recent estimated net asset value of the BTC Portfolio of $1.08 per share (as of November 30, 2018) after taking into account the increase in the special distribution resulting from certain restructuring transactions between IPT, its sponsor and its external advisor.

[3] Although BCI IV intends to focus its investment activities primarily on distribution warehouses and other industrial properties, BCI IV's charter and bylaws do not preclude it from investing in other types of commercial property or real estate debt. It is important to note that creditworthiness does not necessarily mean that BCI IV's corporate customers will be investment grade and, in fact, it is anticipated that much of BCI IV's portfolio will be comprised of non-rated and non-investment grade corporate customers.

[4] Amount reflects aggregate gross distributions declared since IPT began declaring distributions in Q3 2013 through Q3 2019.

BLACK CREEK GROUP
5

Industrial Property Trust Overview

Industrial Property Trust Primary investment objectives include: Current Income Capital Preservation Capital Appreciation Providing current income to stockholders in the form of regular cash distributions Preserving and protecting stockholders’ capital contributions Realizing capital appreciation upon the potential sale of Industrial Property Trust’s assets or other liquidity event IPT operates as a public, finite-life REIT with a targeted strategy to acquire and operate high-quality distribution warehouses that were leased to creditworthy corporate customers.

First building acquired in January 2014 164 transactions 288 buildings 50.0 million rentable square feet 503 customers Operating portfolio — 96.1% leased; total portfolio — 94.4% leased 1 Total portfolio as of June 30, 2019. Includes properties owned and managed either directly or through joint venture partnerships. Operating portfolio includes stabilized properties (277) and excludes development and value-add properties (11). 2 Size of circle represents weight by investment dollars. Property Locations2 Industrial Property Trust Inc. (IPT) Update Approximately $4.0 Billion of Assets Under Management1

Net Asset Value History IPT broke escrow on its public offering of Class A shares at $10.00 per share in September 2013. 1 The estimated NAV per share does not represent the fair value of IPT’s assets less liabilities in accordance with GAAP. The estimated NAV per share is not a representation, warranty or guarantee that: (i) a stockholder would be able to realize the estimated NAV per share if such stockholder attempts to sell his or her shares; (ii) a stockholder would ultimately realize distributions per share equal to the estimated NAV per share upon the Company’s liquidation or sale; (iii) shares of the Company’s common stock would trade at the estimated NAV per share on a national securities exchange; or (iv) a third party would offer the estimated NAV per share in an arm’s-length transaction to purchase all or substantially all of the Company’s shares of common stock. On August 13, 2015, IPT’s board of directors (Board) determined an estimated NAV of $9.24 per share as of June 30, 2015, and added Class T shares to IPT’s public offering. IPT’s Board used the estimated NAV per share to determine new offering prices of $10.4407 for Class A shares and $9.8298 for Class T shares. On December 22, 2016, IPT’s Board determined an estimated NAV of $9.74 per share as of November 30, 2016, and used the estimated NAV per share to determine new offering prices of $11.0056 for Class A shares and $10.3617 for Class T shares. On December 14, 2017, IPT’s Board determined an estimated NAV of $11.11 per share as of November 30, 2017. On December 19, 2018, IPT’s Board determined an estimated NAV of $12.33 per share as of November 30, 2018. NAV Increase 33% Since 08/13/15 when first estimated NAV per share declared Estimated NAV Per Share1

Cash Distribution Rate History1,2 Gross Quarterly per Share Cash Distribution 1 Gross quarterly distribution rate authorized by IPT’s board of directors for the respective quarter. 2 For the second quarter of 2019, our board of directors authorized daily distributions to all common stockholders of record as of the close of business on each day of the second quarter of 2019 at a quarterly rate of $0.1425 per Class A share of common stock and $0.1425 per Class T share of common stock less the annual distribution fees that are payable monthly with respect to such Class T shares (calculated on a daily basis). Distributions for the third quarter of 2019 were aggregated and paid in cash. 3 Amount reflects aggregate gross distributions declared since IPT began declaring distributions in Q3 2013 through Q3 2019. Total Investor Distributions Per Share Paid3 $3.31 Distribution Rate Increase 27% since breaking escrow

Transaction Overview

Asset Sale Details These are preliminary estimates only and will be finalized after the cash consideration to be paid in the Asset Sale is calculated pursuant to the merger agreement. In the future, these values will likely differ, perhaps materially, from these estimates based on, among other things, potential transaction expenses. IPT stockholders will receive, in the form of a special distribution, an amount in cash equal to each stockholder’s pro rata share of the net total consideration, which is currently estimated to be approximately $12.54 per share (less applicable distribution fees on T shares). Subject to stockholder approval and the satisfaction of certain closing conditions, the transaction is anticipated to close no earlier than January 8, 2020 with an outside date of February 28, 2020. Dividends will continue until the day immediately preceding the closing of the Asset Sale accruing daily at a quarterly rate of $0.1425 per share. 2019 regular distribution tax allocation will be determined after year-end. Special distribution will be taxable as a capital gain in 2020. The amount of capital gain will generally be the difference between a stockholder’s adjusted basis and amount distributed to the stockholder. Prologis will acquire IPT’s wholly-owned portfolio that represents 236 properties located across 24 geographical areas for approximately $3.99 billion

What Will Happen to IPT? IPT is expected to convert to a Maryland REIT and adopt a plan of liquidation for tax purposes. Under such plan of liquidation, the Company is required to complete its liquidation within 24 months following the adoption of the plan of liquidation. If, at the end of the 24 month period, the Company has not sold all of its assets and distributed all of the proceed to its stockholders, the Company intends to complete its tax liquidation by electing to be treated as a partnership for US federal income tax purposes. IPT has agreed to a series of transactions with its operating partnership, its sponsor, its external advisor and Academy Partners Ltd. Liability Company, an affiliate of IPT’s sponsor, which will ultimately restructure IPT’s sponsor’s and its external advisor’s interests in IPT in connection with and following the Asset Sale. As part of these transactions, IPT’s external advisor has agreed to reduce the fee payable to it in connection with the Asset Sale by an amount equal to approximately $75.0 million, and in exchange, IPT’s sponsor will receive an increased profits interest in IPT’s operating partnership. In addition, IPT Advisor LLC, which is an affiliate of IPT’s sponsor, is expected to be the new external advisor to IPT and, following the closing of the Asset Sale, will receive a preferred equity capital interest in IPT’s operating partnership in exchange for its in-kind capital contribution of certain intellectual property rights, which preferred equity capital interests will entitle IPT Advisor LLC to distributions in an amount equal to $10.0 million before IPT’s stockholders receive any distributions and after any distribution necessary to maintain IPT’s status as a real estate investment trust. IPT agreed to these sponsor restructuring transactions because such transactions result in the Special Distribution to IPT’s stockholders increasing from $12.18 to $12.54 in exchange for an affiliate of IPT’s sponsor receiving a greater proportion of future distributions made by IPT’s operating partnership after the closing of the Asset Sale, including with respect to the disposition of the BTC Portfolio and any other assets of IPT in the future. $ IPT is expected to convert to a Maryland REIT and will continue to exist1; its remaining assets will primarily consist of its interests in the Build-to-Core Portfolio (BTC Portfolio) Based on the most recent estimated net asset value of the BTC Portfolio of $1.08 per share as of November 30, 2018, and after taking into account the increase in the Special Distribution resulting from the sponsor restructuring transactions2, the value of the BTC Interests after the completion of the Asset Sale would have been approximately $0.72 per share. The BTC Portfolio is comprised of minority interests in two joint venture partnerships. IPT will continue to pursue its investment strategy with respect to the BTC Portfolio to realize value with respect to these interests at the optimal time and in the optimal manner.

Transactions Summary Proposal 1 (Asset Sale): IPT stockholders will receive, in the form of a special distribution, an amount in cash equal to each stockholder’s pro rata share of the net total consideration, which is currently estimated to be approximately $12.54 per share (less applicable distribution fees on Class T shares). Proposal 2 (Conversion to Maryland REIT): Based on the most recent estimated net asset value of the BTC Portfolio of $1.08 per share as of November 30, 2018, and after taking into account the increase in the Special Distribution resulting from the sponsor restructuring transactions, the value of the BTC Interests after the completion of the Asset Sale would have been approximately $0.72 per share. Asset Sale Special Distribution1 $12.54 BTC Portfolio2 (as of 11/2018) $0.72 Implied Value Per Share $13.26 1 $12.54 is the estimated amount of the per share special distribution, without interest and less applicable withholdings and taxes, based on an assumed closing date of January 8, 2020. 2 Based on the most recent estimated net asset value of the BTC Portfolio of $1.08 per share as of November 30, 2018, and after taking into account the increase in the Special Distribution resulting from the Sponsor Restructuring Transactions, the value of the BTC Interests after the completion of the Asset Sale would have been approximately $0.72 per share. Pending Stockholder Approval of the Proposed Transactions:

As of June 30, 2019 the BTC Portfolio consists of the following: 52 acquired or completed buildings Eight buildings under construction estimated to be completed by Q2 2020 11 buildings in pre-construction phase estimated to be completed by Q2 2021 One land parcel Approximately 18 million SF across 16 industrial markets Approximately $44.9 M2 in additional equity commitments IPT Portfolio After the Asset Sale 1 Includes assets owned, under control, or under development as of June 30, 2019. The BTC Portfolio remains in the investment stage of the life cycle. 2 As of 9/23/19 Current BTC Portfolio1

Additional IPT Details Operational details: Convert to a Maryland REIT to facilitate the future liquidation Remain a public reporting company Expect corporate governance to generally remain the same Single class structure of Class A beneficial interests Adopt a plan of liquidation U.S. federal tax rules generally require liquidation to be completed within 24 months— 1099 tax reporting of liquidating distributions If not completed within 24 months IPT would be required to convert into an entity that could be treated as a partnership for U.S. federal income tax purposes or explore the possibility of an alternative solution to achieve liquidating distribution treatment. The Portfolio will be valued at least annually Last valuation (as of November 30, 2018) was a net $0.72 per share after taking into account the increase in the Special Distribution Next valuation expected to be released no later than the closing of the Asset Sale Distributions anticipated only in an amount necessary to satisfy REIT requirements Record-date model, no additional distribution expected in 2020. No Distribution Reinvestment Plan (DRP) Share redemption program reinstated solely for redemptions due to death Capped at $1 Million The primary objective will be to hold the BTC Portfolio until we have realized optimal value for stockholders

What’s Next? Stockholder Proxy mailing anticipated to begin Special meeting of stockholders is anticipated on December 11, 2019 Transaction is anticipated to close in the first quarter of 2020 Net proceeds of the Asset Sale will be distributed within five business days following the closing IPT will continue to own its interests in the BTC Portfolio October December 11, 2019 First quarter of 2020 5 Days Ongoing The completion of the Asset Sale is subject to various closing conditions, including, among others, (a) approval of the Asset Sale by stockholders holding a majority of IPT’s outstanding common stock, (b) the accuracy of certain representations and warranties of IPT and the purchaser, subject to certain materiality exceptions, (c) IPT and the purchaser having performed their obligations under the merger agreement in all material respects, and (d) the absence of a material adverse effect on IPT.

Closing Thoughts Communicating to your clients Please reach out your stockholders to discuss the transaction Encourage them to vote their proxy! As soon as they vote, we will cease to reach out to them Review their portfolio and help them create a plan for their asset sale proceeds Tools available for you: Q&A Proxy materials online Sample Proxy Statement Contact Your Regional Director for Help or Black Creek Capital Markets Team at 866-324-7348 Asset Sale Special Distribution1 $12.54 BTC Portfolio2 (as of 11/2018) $0.72 Implied Value Per Share $13.26 1 $12.54 is the estimated amount of the per share special distribution, without interest and less applicable withholdings and taxes, based on an assumed closing date of January 8, 2020. 2 Based on the most recent estimated net asset value of the BTC Portfolio of $1.08 per share as of November 30, 2018, and after taking into account the increase in the Special Distribution resulting from the Sponsor Restructuring Transactions, the value of the BTC Interests after the completion of the Asset Sale would have been approximately $0.72 per share.

Thank You We thank our advisors and stockholders for their continued support. Upon completion of the Asset Sale, IPT will have achieved its stated investment objectives of providing consistent current income and value creation through active asset management of its’ portfolio, culminating in a successful liquidity event for its’ stockholders. Building Value One Property at a Time

Additional Information

Additional Information and Where to Find it In connection with the proposed Asset Sale, on October 21, 2019, IPT filed with the SEC and commenced mailing of a proxy statement and other relevant materials, and IPT intends hold a meeting of its stockholders on December 11, 2019 to obtain the requisite stockholder approval. BEFORE MAKING ANY VOTING OR INVESTMENT DECISIONS, STOCKHOLDERS OF IPT ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY AND ANY OTHER DOCUMENTS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED ASSET SALE. The proxy statement and other relevant materials containing information about the proposed transactions, and any other documents filed by IPT with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov and IPT’s website at www.industrialpropertytrust.com. In addition, stockholders may obtain free copies of the proxy statement and other documents filed by IPT with the SEC by directing a written request to the following address: Industrial Property Trust Inc., Attention: Investor Relations, 518 Seventeenth Street, 17th Floor, Denver, CO 80202. IPT, Industrial Property Advisors LLC, IPT’s external advisor, and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of IPT in connection with the Asset Sale. Information about these persons and their ownership of IPT’s common stock is set forth in IPT’s proxy statement, which was filed with the SEC on October 21, 2019.

Forward Looking Statements This communication contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform of 1995. These forward-looking statements generally can be identified by use of statements that include words such as “intend,” “plan,” “may,” “should,” “could,” “will,” “project,” “estimate,” “anticipate,” “believe,” “expect,” “continue,” “potential,” “opportunity” and similar expressions. Such statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of IPT to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such factors may include, but are not limited to, the following: (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (ii) the failure of IPT to obtain the requisite vote of stockholders required to consummate the proposed Asset Sale or the failure to satisfy the other closing conditions to the Asset Sale or any of the other transactions contemplated by the merger agreement; (iii) risks related to disruption of management’s attention from IPT’s ongoing business operations due to the transaction; (iv) the effect of the announcement of the transaction on the ability of IPT to retain key personnel, maintain relationships with its customers and suppliers, and maintain its operating results and business generally; (v) the ability of third parties to fulfill their obligations relating to the proposed transaction, including providing financing under current financial market conditions; (vi) the outcome of any legal proceedings that may be instituted against IPT and others related to the merger agreement; (vii) the risk that the Asset Sale, or the other transactions contemplated by the merger agreement may not be completed in the time frame expected by the parties or at all; (viii) the ability of IPT to implement its operating strategy; (ix) IPT’s ability to manage planned growth; (x) changes in economic cycles; and (xi) competition within the real estate industry. In addition, these forward-looking statements reflect IPT’s views as of the date on which such statements were made. IPT anticipates that subsequent events and developments may cause its views to change. These forward-looking statements should not be relied upon as representing IPT’s views as of any date subsequent to the date hereof. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by IPT or any other person that the results or conditions described in such statements or the objectives and plans of IPT will be achieved. Additional factors that could cause actual results to differ materially from these forward-looking statements are listed from time to time in IPT’s SEC reports, including, but not limited to, the “Risk Factors” section of IPT’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which was filed with the SEC on March 6, 2019 as amended by IPT’s Form 10-K/A filed with the SEC on April 10, 2019, the “Risk Factors” section of subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which factors are incorporated herein by reference. IPT expressly disclaims a duty to provide updates to forward-looking statements, whether as a result of new information, future events or other occurrence.